SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2004

Artemis International Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29793	13-4023714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4041 MacArthur Blvd. Suite 401, Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 660-6500
Registrant’s telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On Tuesday, November 30, 2004, Artemis International Solutions Corporation (“Artemis” or, “the Company”) held its annual meeting of stockholders (“Annual Meeting”).  The Company’s stockholders elected the slate of directors that was presented in the Company’s Notice of Annual Meeting and Proxy Statement as approved and recommended by Artemis’ Board of Directors (“Board”).  The Board shall continue to be divided into three classes of directors.  Class I is now comprised of continuing director Joseph Liemandt, as well as the newly elected director, David Cairns.  The Class I directors shall serve from 2004 through 2007.  Class II is now comprised of continuing directors, Pekka Pere, Olle Odman and Bengt-Ake Algevik.  The Class II directors shall continue to serve through 2005.  Class III is now comprised of Steve Yager, who continues as the Board’s Chairman, as well as continuing director, Mike Murphy.  The Class III directors shall serve from 2004 through 2006.

The Audit Committee of the Board of Directors is comprised of Mr. Cairns, Mr. Murphy, and Mr. Odman.  Mr. Cairns has been designated by the Board as the Audit Committee financial expert.  The Compensation Committee of the Board of Directors is comprised of Mr. Liemandt, Mr. Murphy, and Mr. Odman. The Nominating Committee of the Board of Directors is comprised of Mr. Cairns, Liemandt, and Mr. Odman.

The following individuals had been serving as directors on the Board through the Annual Meeting date of November 30, 2004, but were not nominated for re-election and as a result will no longer be directors of the Company:  Ari Horowitz, Pekka Halonen, Amos Barzilay and Pekka Makela.

ITEM 9.01  Financial Statements and Exhibits.

(c)           Exhibits

99.1             Press release issued by Artemis International Solutions Corporation on December 1, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Artemis International Solutions Corporation

Date: December 2, 2004	/s/ Robert S. Stefanovich
Robert S. Stefanovich, Chief Financial Officer (principal financial officer and chief accounting officer)